Exhibit 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Trecora Resources

(Name of Issuer)

Common Stock, par value $0.10
(Title of Class of Securities)

894648104
(CUSIP Number)

Ortelius Advisors, L.P.

c/o Peter DeSorcy

450 Park Avenue, Suite 2700
New York, NY 10022
(917) 595-5010
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 7, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

•	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  894648104

1	NAME OF REPORTING PERSONS Pangaea Ventures, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,328,024
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,328,024
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,328,024
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS Temnein Ventures III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 346,659
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 346,659
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,659
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS Panthalassa Ventures, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON PN

1	NAME OF REPORTING PERSONS Ortelius Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,674,683
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,674,683
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,674,683
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%
14	TYPE OF REPORTING PERSON IA

1	NAME OF REPORTING PERSONS Peter DeSorcy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,674,683
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,674,683
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,674,683
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%
14	TYPE OF REPORTING PERSON IN, HC

This Amendment No. 5 to Schedule 13D (this “Amendment No. 4”) relates to the common stock, par value $0.10 per share (the “Common Stock”), of Trecora Resources, a Delaware corporation (the “Issuer”), and amends the Schedule 13D filed by the Reporting Persons (as defined below) on March 18, 2021 (the “Original Schedule 13D”), and as amended by each of Amendment No. 1 filed on May 4, 2021, Amendment No. 2 filed on May 7, 2021, Amendment No. 3 filed on June 11, 2021, and Amendment No. 4 filed on November 2, 2021 (Amendment No. 1, Amendment No. 2, Amendment No. 3, and Amendment No. 4, together with the Original Schedule 13D, the “Schedule 13D”). Any capitalized terms used and not defined in this Amendment No. 5 have the meanings set forth in the Original Schedule 13D.

This Amendment No. 5 is being filed on behalf of: (i) Pangaea Ventures, L.P., a Delaware limited partnership (“Pangaea”); (ii) Temnein Ventures III, L.P., a Delaware limited partnership (“Temnein”); (iii) Panthalassa Ventures, L.P., a Delaware limited partnership (“Panthalassa”); (iv) Ortelius Advisors, L.P., a Delaware limited partnership (“OA”); and (v) Peter DeSorcy (“Mr. DeSorcy”, and, together with Pangaea, Temnein, Panthalassa and OA, the “Reporting Persons”).

This Amendment No. 5 is being filed to amend and supplement Items 2, 4, 5, 6 and 7 of the Schedule 13D as set forth below, and to include Panthalassa as a Reporting Person for all purposes of the Schedule 13D.

Item 2. Identity and Background

Item 2 of the Schedule 13D is hereby amended and restated as follows:

(a) (f)  This Schedule 13D is being filed on behalf of: (i) Pangaea Ventures, L.P., a Delaware limited partnership (“Pangaea”); (ii) Temnein Ventures III, L.P., a Delaware limited partnership (“Temnein”); (iii) Panthalassa Ventures, L.P., a Delaware limited partnership (“Panthalassa”); (iv) Ortelius Advisors, L.P., a Delaware limited partnership (“OA”); and (v) Peter DeSorcy (“Mr. DeSorcy”, and, together with Pangaea, Temnein and OA, the “Reporting Persons”). OA is the investment manager of Pangaea, Temnein, and Panthalassa. Mr. DeSorcy is the Managing Member of the general partner of OA, a Managing Member of OA, and has a controlling interest in OA, and, as a result, Mr. DeSorcy may be deemed to beneficially own the securities beneficially owned by Pangaea, Temnein and Panthalassa.

(b)  The principal business address of each Reporting Person is 450 Park Avenue, Suite 2700, New York, NY 10022.

(c)  The principal business of each Reporting Person is: Pangaea is a private investment fund; Panthalassa is a private investment fund; Temnein is a private investment fund; OA serves as the investment manager of Pangaea, Temnein, and Panthalassa; and Mr. DeSorcy is an investment professional and controls OA through ownership.

(d) (e)  During the last five years, none of the Reporting Persons have: (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)  See Item 6 of the respective cover page of each Reporting Person.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On February 7, 2022, Pangaea submitted to the Issuer, in accordance with the Issuer’s Bylaws, a notice nominating a slate of six highly qualified, diverse and independent candidates (the “Nominees”) for election to the Issuer’s Board of Directors at the Issuer’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Nominees are Shawn Abrams, David Johnson, Michael Lefenfeld, Ted Pettijohn, Ivona Smith, and Christine Staples. The background and qualifications of each of the Nominees is as follows:

Shawn Abrams. Mr. Abrams has more than 35 years of chemical industry experience with a proven track record of successfully building and growing global businesses. He has a unique background in both corporate and private equity businesses, and has significant board and leadership experience. Since 2017, Mr. Abrams has served as Founder and Managing Partner of 88 North Capital, an investment platform focusing on the chemicals and materials industries. From 2019 – 2020, he also served as a Director of SK Capital Partners, and from 2013 – 2017 he was an Operating Partner at Arsenal Capital Partners, where he managed several portfolio companies, developed strategies and oversaw M&A activities. Prior to Arsenal, Mr. Abrams served for six years as a senior executive at W.R. Grace & Co., eventually serving as President of Catalyst Technologies, leading the group to record sales and profits over the period. For 17 years, Mr. Abrams worked for Evonik Industries AG in variety of increasing senior global leadership roles including international assignments in Germany and Singapore, including six years serving as Sr. Vice President/General Manager of Active Oxygens and a member of the senior executive group. Mr. Abrams started his career at FMC Corporation as an account manager in its Industrial Chemicals division. Presently, Mr. Abrams also serves on the boards of directors of numerous portfolio companies, including Smart Chemical, CCR Specialty Chemicals, Savillex, and PQ Corp. Mr. Abrams is a graduate of Lehigh University with an MBA from the Thunderbird School of Management at Arizona State University.

David Johnson. Mr. Johnson is a Managing Partner and Chief Investment Officer of Caligan Partners LP, an SEC-registered investment manager. Previously, Mr. Johnson was a Managing Director at The Carlyle Group, where he was employed from 2010 to 2017. At Carlyle, Mr. Johnson was involved in many of the firm’s strategic initiatives and sat on investment committees for a number of different funds that invested in both equity and credit. Prior to joining Carlyle, Mr. Johnson worked for six years at Morgan Stanley, where he was a Vice President in the Principal Investments area. In this role, Mr. Johnson served as a director of SeaChange Maritime Limited, and as an observer to the boards of directors of Grifols, S.A., All Star Gas, Viatel Holding (Bermuda), Impsat Fiber Networks, and Logix Communications. Prior to joining Morgan Stanley, Mr. Johnson worked at Weiss Asset Management, where he represented Weiss on the board of directors of the Kazakhstan Investment Fund. Mr. Johnson is currently a member of the board of directors of Liquidia Corporation, where he has served on the Audit and Research and Development Committees since being elected in April 2021, and was previously a director of AMAG Pharmaceuticals from October 2019 through November 2020. He also serves as a Vice Chair for Recent Graduates on the Executive Committee for the Harvard College Fund, a member of the board of directors of the Children’s Scholarship Fund, and Chair of the Finance & Investment Committee for the Riley’s Way Foundation. Mr. Johnson received his A.B. in Applied Mathematics, cum laude, from Harvard College in 2004 and a S.M. in Applied Mathematics from Harvard College in 2004.

Michael Lefenfeld. Mr. Lefenfeld has served as the President and Chief Executive Officer of Cyanco since 2018. Previously, he was an Entrepreneur-in-Residence at Great Oaks Venture Capital LLC. Mr. Lefenfeld is also the Co-Founder of SiGNa Chemistry, Inc. and served as its Chief Executive Officer and President from March 2007 until September 2018. Mr. Lefenfeld has also served on the board of directors of Cyanco since March 2018, and as an Independent Director of Immunome, Inc. since October 2017. He was a member of the board of directors of SiGNa Chemistry from March 2007 until September 2018. Mr. Lefenfeld has been an adjunct faculty member at Michigan State University and a member of both the Board of Overseers and the Business Advisory Board for the Alzheimer's Drug Discovery Foundation. His work has led to more than 45 patents and patent applications with more than 35 licensed or in active use. Mr. Lefenfeld holds an M.S. in Chemistry from Columbia University, a B.S. in Chemical Engineering from Washington University in St. Louis, and an executive education certificate at Stanford University Graduate School of Business.

Ted Pettijohn, PhD. Mr. Ted Pettijohn, PhD brings over 30 years of experience in the chemicals industry. Since January 2018, he has served as the President of Arcanum Infrastructure, LLC, and of Raven Butene-1, LLC, which produce and support infrastructure assets designed to provide long-term, reliable, and flexible solutions to downstream and petrochemical customers. Previously, he worked with the Evonik Corporation for 17 years in a variety of capacities, including most recently as Senior Vice President – Corporate Growth & Development, North America, and prior to that as Vice President of Evonik’s C4 Chemistry Business with P&L responsibility for all C4 sales and business activities in North America, and President & General Manager of Degussa Initiators, a U.S. division of Evonik, with full P&L responsibility including managing sales, marketing, production, safety, quality, environmental, innovation and supply chain. Prior to his time with Evonik, Dr. Pettijohn served as the Director of Technology at Witco Corporation and as a Research Chemist for Phillips Petroleum Company. Dr. Pettijohn also personally holds over 50 patents, primarily related to petrochemical catalysis. Dr. Pettijon received a PhD in inorganic/organometallic chemistry from the University of Texas at Austin.

Ivona Smith. Ms. Smith has over 27 years of experience in the financial services industry, including internal audit, P&L, risk management, investment, restructuring advisory, valuation and corporate finance experience. She also has experience serving as a director on boards of private and public companies including Rayonier Advanced Materials Inc. (NYSE: RYAM), where she currently serves on the Audit Committee as well as the Finance & Strategy Committee, and The Weinstein Company Holdings LLC. Since 2016, Ms. Smith has been with Drivetrain LLC, a company that is focused on fiduciary services in the investment industry. Currently in her role at Drivetrain LLC, Ms. Smith serves as the trustee of various litigation and liquidation trusts. From 2014 through 2016, Ms. Smith was a Managing Director of Fair Oaks Capital, LP, an organization that, at that time, was focused on private credit opportunity funds and other alternative investments. In 2001, Ms. Smith co-founded Restoration Capital Management LLC, an SEC-registered investment advisory firm with a focus on investing in special situations, and participated in all aspects of the business, including portfolio management, risk management, employee management, marketing, and client relations. Ms. Smith ran that firm for 11 years. Prior to Restoration Capital, Ms. Smith’s employment included EY and Kidder, Peabody & Co. Ms. Smith holds a Bachelor of Science from Fordham University and a Master of Business Administration from New York University, Stern School of Business.

Christine Staples. Ms. Staples is founder and Chief Executive of Bspoke Advisors, LLC., a boutique management and strategy consulting firm with clients in the water, chemical, energy, packaging, and mining industries, a position she has held since 2018. Ms. Staples most recently served as Chief Executive Officer of G2O Technologies, LLC, a private equity-backed specialty chemical company, from 2020 until 2022. Prior to G2O, she was Executive Vice President of Buckman International’s Water Treatment division from 2018 – 2019. Ms. Staples also spent twenty-one years with Ecolab (NYSE: ECL), serving in positions of increasing leadership responsibility including Global General Manager of Nalco Champion, Global Director of Marketing and Business Development, Global Marketing Manager of Nalco Water, Director of Global Procurement, and North American Sales Manager. Ms. Staples has an MBA from the University of Denver, an MSc from Colorado School of Mines, and a BSc from Michigan State University.

The Reporting Persons intend to review their investment in the Issuer on a continuing basis, and may, from time to time and at any time in the future depending on various factors, including, without limitation, the Issuer’s financial performance and strategic direction, actions taken by the Board, price levels of the shares of Common Stock, other investment opportunities available to the Reporting Persons, conditions in the securities market, and general economic and industry conditions, take such actions with respect to their investment in the Issuer as they deem appropriate, including, without limitation: (i) acquiring additional shares of Common Stock and/or other equity, other securities, or derivative or other instruments that are based upon or relate to the value of the shares of Common Stock (collectively, “Securities”) in the open market or otherwise; (ii)  disposing of any or all of their Securities in the open market or otherwise; (iii) engaging in any hedging or similar transactions with respect to the Securities; or (iv) pursuing strategic alternatives and transactions, including, without limitation, the potential acquisition of the Issuer by means of a take-private or tender offer, in connection with which the Reporting Persons may also engage in discussions with other stockholders of the Issuer, industry analysts, research analysts, rating agencies, existing or potential strategic partners, acquirers or competitors, financial sponsors, investment firms, investment professionals, potential capital sources, and other consultants and advisors.

In addition, the Reporting Persons, together with the Nominees, intend to file a preliminary proxy statement and appropriate accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of the Nominees at the Annual Meeting.

THE REPORTING PERSONS STRONGLY ADVISE ALL STOCKHOLDERS OF THE ISSUER TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, AS SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE NOMINEES. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. The participants in the foregoing proxy solicitation are anticipated to be the Reporting Persons and the Nominees. As of the date hereof, the Reporting Persons’ interest in the securities of the Issuer is described in Items 5 and 6 below. None of the Nominees beneficially owns any shares of Common Stock. As of the date hereof, Mr. Johnson is a limited partner in Temnein, which is the beneficial owner of 346,659 shares of Common Stock; however, Mr. Johnson disclaims beneficial ownership of these shares.

Also, on February 7, 2022, the Reporting Persons issued a press release related to the foregoing, a copy of which is attached hereto as Exhibit 2.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) (b) As of the filing date of this Amendment No. 5, the Reporting Persons, in total, beneficially own 2,674,683 shares of Common Stock (the “Shares”). The Shares represent approximately 11.3% of the Issuer’s outstanding Common Stock. Percentages of the Common Stock outstanding reported in this Amendment No. 5 are calculated based upon the 23,610,492 shares of Common Stock outstanding as of November 15, 2021, as reported in (i) the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and filed by the Issuer with the SEC on November 4, 2021, and (ii) the Issuer’s Periodic Report on Form 8-K filed by the Issuer on November 15, 2021. OA has voting and dispositive power over the shares of Common Stock held by Pangaea and Temnein, and through ownership and control Mr. DeSorcy has voting and dispositive power over portfolios managed by OA.

(c)  No transactions in the securities of the Issuer have been effected during the past sixty days by any Reporting Person.

(d)  Other than Pangaea and Temnein that each beneficially hold shares of Common Stock of the Issuer, and except as set forth in this Item 5, no other person is known to have the right to receive, or the power to direct the receipt of, dividends from or proceeds from the sale, of the Shares.

(e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended and supplemented as follows:

Pangaea, on the one hand, and each of the Nominees separately, on the other hand, have entered into an agreement (each, an “Engagement and Indemnification Agreement,” and collectively, the “Engagement and Indemnification Agreements”) whereby, among other things, each Nominee agrees to join the slate of nominees proposed by the Reporting Persons and to stand for election as a director of the Issuer in connection with a proxy solicitation which may be conducted by the Reporting Persons and/or their affiliates in respect of the Annual Meeting. Under the Engagement and Indemnification Agreements, Pangaea will indemnify the Nominees against certain claims airing from the Nominee’s nomination to the Issuer’s board of directors or the proxy solicitation intended to be conducted in connection therewith. This description of the Engagement and Indemnification Agreements is qualified in its entirety by reference to the full text of the Engagement and Indemnification Agreements, the form of which is attached hereto as Exhibit 3 and is incorporated herein by reference in its entirety.

The Reporting Persons’ response to Item 4 is incorporated by reference into this Item 6.

Item 7. Material to Be Filed as Exhibits

Exhibit Number	Description of Exhibits
1	Joint Filing Agreement, by and among the Reporting Persons, dated as of February 7, 2022.
2	Press Release.
3	Form of Engagement and Indemnification Agreement.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PANGAEA VENTURES, L.P.

By: Ortelius Advisors GP I, LLC, its general partner

Date: February 7, 2022

	By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

TEMNEIN VENTURES III, L.P.

By: Temnein Advisors GP III, LLC, its general partner

Date: February 7, 2022

	By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

PANTHALASSA VENTURES, L.P.

By: Panthalassa Ventures GP, LLC, its general partner

Date: February 7, 2022

	By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

Date: February 7, 2022	ORTELIUS ADVISORS, L.P.

By: Ortelius Management, LLC, its general partner

	By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

Date: February 7, 2022	/s/ Peter DeSorcy
Peter DeSorcy

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.10 per share, of Trecora Resources, a Delaware corporation (the “Issuer”), unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed effective as of February 7, 2022.

PANGAEA VENTURES, L.P.

By: Ortelius Advisors GP I, LLC, its general partner
By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

TEMNEIN VENTURES III, L.P.

By: Temnein Advisors GP III, LLC, its general partner
By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

PANTHALASSA VENTURES, L.P.

By: Panthalassa Ventures GP, LLC, its general partner
By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

ORTELIUS ADVISORS, L.P.

By: Ortelius Management, LLC, its general partner

By:	/s/ Peter DeSorcy
Name: Peter DeSorcy
Title: Managing Member

/s/ Peter DeSorcy
Peter DeSorcy

Ortelius Nominates Six Highly Qualified and Independent Candidates for Election to the Board of Directors of Trecora Resources

Issues Letter to Stockholders to Outline the Case for Meaningful Change Atop Trecora Following Years of Stagnation and Underperformance

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P., which collectively with its affiliates is the largest stockholder of Trecora Resources (NYSE: TREC), today issued the following open letter to fellow stockholders.

***

February 7, 2022

Fellow Stockholders,

Ortelius Advisors, L.P. (together with its affiliates, "Ortelius," “we,” or “us”) owns approximately 11.3% of the outstanding common stock of Trecora Resources (“Trecora” or the “Company”), making us the Company’s largest stockholder.1 While we believe that Trecora has significant upside potential based on its top-quality assets, favorable industry dynamics, and considerable free cash flow capabilities, Ortelius is deeply concerned by the Company’s chronic undervaluation and disappointing performance. Trecora’s stock price returns, on an absolute basis and when compared to the broader market, relevant indices and peers and over multiple time periods, are consistently abysmal.

Trecora’s specialty petrochemicals segment, representing roughly 85% of the Company’s total revenues, is a leader in the manufacturing of high purity hydrocarbons such as pentane and hexane, which are used in the production of polyethylene, polypropylene, polyurethane foams, expandable polystyrene, and packaging. The Company‘s other business units, accounting for the remainder of its sales, produce specialty waxes and provide custom processing services.

Trecora’s primary operations, as one of two producers in the U.S., supply approximately two-thirds of the market. Customer contracts are typically locked up for multi-year periods, demand is price inelastic, and roughly 65% of revenues are cost-plus, generating durable and relatively steady EBITDA. In addition, the Company possesses a sustainable, competitive strategic advantage that includes differentiated products, superior customer service, high barriers to entry, and significant switching costs.

Despite Trecora’s numerous strengths, first-class facilities, and excess capacity, unit sales have stagnated for years, while capital has been grossly misallocated. In 2014, the Board of Directors (the “Board”) approved the $73 million acquisition of the Company’s specialty waxes and custom processing businesses. From 2015 to 2018, the Board approved another $115 million in growth-oriented capital expenditures. Regrettably, the combined $188 million in investments, which amount to roughly 95% of Trecora’s current market capitalization, has had no discernible positive impact on the Company’s financials.

1 Based on information publicly available at this time.

In particular, the Board directed substantial resources to three major projects: the D Train, an Advanced Reformer, and a Hydrogenation/Distillation unit. Accordingly, in a November 2017 presentation, management projected that EBITDA would grow from $31 million in 2016 to $63 million in 2022. A little more than a year later, in March 2019, management conceded that its multi-year investment cycle had “not delivered results.” Unfortunately, EBITDA remains below 2016 levels today.

During the past five years, Trecora’s stock price has dropped 41.7%, underperforming benchmark averages by a staggering 136.8%. Below is an assessment of the Company’s returns under the current regime:

Total Stockholder Returns[2]	1-Year (12/31/20-12/31/21)	3-Year (12/31/18-12/31/21)	5-Year (12/31/16-12/31/21)
Trecora	15.6%	3.6%	-41.7%
Peer Group[3]	38.8%	58.2%	31.3%
Dow Jones U.S. Small Cap Specialty Chemicals Index	48.0%	106.0%	114.6%
S&P Supercomposite Specialty Chemicals Index	27.7%	75.8%	106.0%
Russell 3000 Index	25.6%	99.0%	128.3%

Following years of disappointing results related to governance, strategy, capital structure, investment allocation, operations, stockholder returns, and other matters, we see no reason for confidence in the Board’s decision-making abilities. Consequently, Ortelius firmly believes that incremental change – such as adding one or two new directors to the Board – is woefully insufficient to reverse a culture that lacks accountability. Therefore, we are nominating six highly qualified, independent director candidates for election to the Board at the upcoming Annual Meeting of Stockholders in 2022.

Ortelius believes there are multiple paths to building and unlocking intrinsic value over the near- and long-term, including organic growth, corporate finance solutions, and strategic alternatives. We look forward to earning your support for our slate in the weeks and months to come.

Peter DeSorcy

Managing Member

Ortelius Advisors, L.P.

2 Source: Bloomberg. Returns are adjusted for dividends.

3 Trecora Resources 2021 proxy statement Peer Group includes: American Vanguard Corporation (NYSE:AVD), Balchem Corporation (NasdaqGS:BCPC), Chase Corporation (AMEX:CCF), Core Molding Technologies, Inc. (AMEX:CMT), Flotek Industries, Inc. (NYSE:FTK), FutureFuel Corp. (NYSE:FF), Hawkins, Inc. (NasdaqGS:HWKN), Intrepid Potash, Inc. (NYSE:IPI), Innospec Inc. (NasdaqGS:IOSP), Kraton Corporation (NYSE:KRA), Stepan Company (NYSE:SCL), LSB Industries, Inc. (NYSE:LXU).

The Ortelius Nominees

Shawn Abrams

We believe Shawn Abrams’ 35-year track record successfully building and improving global businesses in the chemicals industry sector makes him an ideal director candidate for Trecora’s Board. Mr. Abrams has significant private equity and corporate board experience, currently serving on the boards of PQ Corp., Savillex, LLC, Smart Chemicals LLC, and CCR Specialty Chemicals, LLC. Most recently, Mr. Abrams has been active in private equity investments in the chemicals and materials industry following a career with Evonik Industries AG and W.R. Grace. Mr. Abrams has led strategy development, organizational change, and acquisition efforts at various companies and divisions, successfully guiding businesses through evolving economic and market cycles. If elected, Mr. Abrams would bring invaluable operational and strategic positioning experience to Trecora’s Board.

David Johnson

We believe David Johnson’s extensive investment management expertise and governance experience make him an ideal director candidate for Trecora’s Board. Prior to serving as the Chief Investment Officer and Managing Partner of Caligan Partners LP, Mr. Johnson was a Managing Director at The Carlyle Group for nearly a decade. At Carlyle, Mr. Johnson was involved in many of the firm’s strategic initiatives and sat on investment committees for a number of different funds that invested in both equity and credit. During his time as a Vice President in the Principal Investments division of Morgan Stanley, Mr. Johnson served as a director of SeaChange Maritime Limited, and an observer to the boards of Grifols, S.A., All Star Gas, Viatel Holding (Bermuda), Impsat Fiber Networks, and Logix Communications. He has served as an independent director at Liquidia Corporation since April 2021. If elected, Mr. Johnson’s insights into financial strategy and organizational and business development would be invaluable to Trecora’s Board.

Michael Lefenfeld

We believe Michael Lefenfeld’s leadership experience as an innovation-focused chemicals business founder and executive make him an ideal director candidate for Trecora’s Board. For the past four years, Mr. Lefenfeld has served as a director, President and Chief Executive Officer of Cyanco, a chemical producer and distributor. Mr. Lefenfeld has a strong track record of unlocking top-line growth and profitability through organic and inorganic pathways and has successfully reimagined forgotten technologies and processes to create step-change advances in today’s industries. Prior to co-founding SiGNa Chemistry, Inc. and serving as its Chief Executive Officer and President, Mr. Lefenfeld won numerous chemistry and technological awards, including Inc. Magazine's Top 30 Entrepreneurs Under 30. His work has led to more than 45 patents and patent applications with more than 35 licensed or in active use. If elected, Mr. Lefenfeld’s expertise reinvigorating mature and stagnant businesses, developing sustainable business models, and re-engineering ineffective workflows would be invaluable to Trecora’s Board.

Ted Pettijohn, PhD

We believe Ted Pettijohn, PhD’s 30-plus years of experience in the chemicals and petrochemical industries make him an ideal director candidate for Trecora’s Board. Prior to serving as the President of Arcanum Infrastructure LLC and Raven Butene-1, LLC, Dr. Pettijohn worked for nearly two decades at Evonik Corporation, where he was responsible for all growth activities (inorganic and organic) of Evonik in North America, including launching and managing the Evonik Oil & Gas Group that supplies chemicals and plastics to the upstream and midstream markets. Dr. Pettijohn earned a PhD in Inorganic/Organometallic Chemistry from The University of Texas at Austin and has more than 50 patents, most of them relating to petrochemical catalysts. If elected, Dr. Pettijohn’s significant knowledge of the chemicals industry and deep understanding of its key underlying concepts would be invaluable to Trecora’s Board.

Ivona Smith

We believe Ivona Smith’s extensive audit, risk, and restructuring advisory experience would make her an ideal director candidate for Trecora’s Board. Ms. Smith currently serves as an independent director for private and public companies, including Rayonier Advanced Materials Inc. (NYSE: RYAM), where she also sits on the Audit Committee and Finance & Strategy Committee. Prior to serving as the trustee of various litigation and liquidation trusts at Drivetrain LLC, Ms. Smith co-founded Restoration Capital Management LLC, an SEC-registered investment advisory firm with a focus on investing in special situations. At Restoration Capital, Ms. Smith participated in all aspects of the business, including portfolio management, risk management, employee management, marketing, and client relations. If elected, Ms. Smith’s 20 years of experience investing in and advising companies undergoing operational or financial restructurings would be invaluable to Trecora’s Board.

Christine Staples

We believe Christine Staples’ vast experience in the chemicals, water, and energy markets as a C-suite executive would make her an ideal director candidate for Trecora’s Board. Ms. Staples currently serves as Chief Executive Officer of BSpoke Consulting, an advisory firm she founded that helps industrial clients implement segmented sales strategies, build global marketing plans, and re-frame sustainable operating models. Prior to serving as Chief Executive Officer of G2O Technologies, a water technologies company, and as Executive Vice President of Buckman International’s Water Treatment division, Ms. Staples served in positions of increasing seniority at Ecolab (NYSE: ECL) for 20 years. Ms. Staples possesses deep knowledge of organic and inorganic growth strategies, global sales and marketing tactics, operational workflows, and M&A. In addition to her strategic skills, she has hands-on experience with executive pay and performance, succession planning, talent management, risk management, and performance metrics. If elected, Ms. Staples' experience leading large-scale sales and marketing efforts and organizational changes would be invaluable to Trecora’s Board.

***

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Certain Information Concerning the Participants

Ortelius, together with the other participants named herein, intends to file a preliminary proxy statement and appropriate accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of the Ortelius Nominees at Trecora’s 2022 Annual Meeting of Stockholders.

ORTELIUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE NOMINEES. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ortelius, Pangaea Ventures, L.P. ("Pangaea"), Temnein Ventures III, L.P. (“Temnein”); Panthalassa Ventures, L.P. (“Panthalassa”) and Peter DeSorcy, as well as the Ortelius Nominees.

As of the date hereof, Pangaea directly beneficially owns 2,328,024 shares of common stock, par value $0.10 per share (the "Common Stock"), of the Company, Temnein directly beneficially owns 346,659 shares of Common Stock, and Panthalassa does not beneficially own any shares of Common Stock. Ortelius has voting and dispositive power over the shares of Common Stock held by Pangaea and Temnein, and through ownership and control Mr. DeSorcy has voting and dispositive power over such shares.

***

Contacts

Stockholders:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

Media:

Longacre Square Partners

Charlotte Kiaie, 646-386-0091

ckiaie@longacresquare.com

###

FORM OF
ENGAGEMENT AND INDEMNIFICATION AGREEMENT

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of February __ 2022 (this “Agreement”), by and between Pangaea Ventures, L.P., a Delaware limited partnership (“Pangaea”) and _________________ (“Nominee”).

WHEREAS, Pangaea has asked Nominee, and Nominee has agreed, to be (i) a member of the slate of nominees (the “Slate”) of Pangaea for election to the Board of Directors (the “Board of Directors”) of Trecora Resources, a Delaware corporation (the “Company”), at the 2022 annual meeting of stockholders of the Company (including any adjournments or postponements thereof) (the “Annual Meeting”) and/or at any special meeting of the stockholders of the Company (including any adjournments or postponements thereof) (a “Special Meeting”) and (ii) named as such in the proxy soliciting materials related to the Annual Meeting and/or a Special Meeting;

WHEREAS, Pangaea may solicit proxies from the stockholders of the Company in support of Nominee’s election as a director of the Company at the Annual Meeting and/or a Special Meeting (the “Solicitation”); and

WHEREAS, Nominee has agreed to serve as a director of the Company if so elected at the Annual Meeting and/or a Special Meeting or appointed by other means.

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Pangaea that Nominee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.          Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by Pangaea, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket fees, costs, and expenses paid or incurred in connection with the Solicitation or related matters, as applicable, including without limitation, investigating, defending or participating in (as a party, witness or otherwise, including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event, including the reasonable out-of-pocket costs and expenses of Nominee incurred in connection with seeking enforcement of this Agreement in the event that Nominee is successful in such enforcement action, in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or material omission in any information provided by Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Indemnifiable Event” means any event or occurrence relating to or arising out of, or any action taken or omitted to be taken in connection with, the Solicitation or being a member of the Slate, in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or omission in the information provided by the Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company, but excluding any personal or business insurance maintained by Nominee).

1

“Loss or Losses” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses), in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or material omission in the information provided by the Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

Section 2.          Agreement to be Named and Serve. Nominee hereby agrees to (a) be a nominee for election to the Board of Directors at the Annual Meeting and/or a Special Meeting, (b) be named as such in the proxy soliciting materials related to the Annual Meeting and/or a Special Meeting, (c) serve as a director of the Company if so elected at the Annual Meeting and/or a Special Meeting or appointed by other means, (d) devote the time and energy necessary to participate in the Solicitation as requested by Pangaea, subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, by Nominee making him or herself available to attend and participate in meetings with, interviews with and presentations to stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons that Pangaea may reasonably request in connection with the Solicitation, the election of the Slate or any stockholder resolutions Pangaea may determine to bring before the Company’s stockholders in connection with the Solicitation and (e) subject to Section 4 below, reasonably cooperate with Pangaea in connection with any litigation or investigation arising out of or related to the Solicitation, including the nomination of the Slate, and subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, to be reasonably available to respond to and participate as reasonably necessary in any such action or investigation. In addition, you have agreed that, concurrently with your execution of this Agreement, you will execute the instrument attached hereto as Annex I, directed to the Company, informing the Company that you consent to being nominated for election as a director of the Company and, if elected, consent to serving as a director of the Company.

Section 3.          Questionnaire; Disclosure of Information. Nominee hereby agrees (a) to promptly complete and sign the written questionnaire requesting information relating to Nominee’s background and qualifications (the “Questionnaire”) and the written representation and agreement (the “Representation and Agreement”), each in the form provided by the Company to Pangaea pursuant to Section 1(c)(i)(D) and Section 3 of Article II of the Company’s Amended and Restated Bylaws (effective May  2018) (the “Bylaws”), (b) that Nominee’s responses in the Questionnaire and the representations made in the Representation and Agreement will be true, complete and correct in all material respects and will not omit any material information, (c) that Nominee will provide true and complete information concerning such other matters as are required or customary to be disclosed regarding Nominee, his or her nomination to the Board of Directors or the Solicitation under (i) the Bylaws or (ii) pursuant to the rules and regulations contained in the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, (d) that Nominee will promptly provide any additional information as may be requested by Pangaea, such information to be true and correct and not omit any material information, and (e) that Nominee will promptly notify Pangaea of any changes or updates to any information provided by Nominee to Pangaea pursuant to this Section 3. Nominee further agrees that Pangaea may forward the Representation and Agreement and the Questionnaire to the Company, and Pangaea may at any time, in its discretion, publicly disclose such information, as well as the existence and contents of this Agreement. Furthermore, Nominee understands that Pangaea may elect, at its expense, to conduct a background and reference check of Nominee and Nominee agrees to complete and execute any necessary authorization forms or other documents required in connection therewith. Pangaea shall, upon request, provide Nominee with a copy of any written background and reference check report and an opportunity to correct or supplement any information therein.

2

Section 4.          Indemnification. (a) In the event Nominee was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, Pangaea, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, arising out of such Claim (it being understood and agreed that except as provided in Section 4(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than 30 days after written request is made to Pangaea accompanied by supporting documentation).

Nominee shall give Pangaea prompt written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee’s possession) as soon as Nominee becomes aware thereof.

(b)            In the case of the commencement of any Claim against Nominee in respect of which he or she may seek indemnification from Pangaea hereunder, Pangaea will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such Claim, as provided below. In addition, Pangaea shall have the right to assume control of the defense of such Claim with counsel chosen by Pangaea, unless Nominee has independent counsel as provided for by this provision. To the extent that Pangaea may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from Pangaea hereunder, Pangaea shall provide Nominee with written notice of Pangaea’s election to assume the defense of such Claim. From and after such election by Pangaea to assume defense of a Claim, Pangaea will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). If in any Claim for which indemnity may be sought hereunder Pangaea shall not have timely assumed the defense thereof with counsel reasonably satisfactory to Nominee, or Nominee shall have been advised by his or her counsel in writing that it would be reasonably likely to result in a conflict of interest for the same counsel to represent both Nominee and Pangaea in such Claim, or if Nominee has been advised by counsel that Nominee has separate or additional defenses than those available to Pangaea with regard to such Claim, Nominee shall have the right to employ his or her own independent counsel reasonably satisfactory to Pangaea in such Claim, in which event Pangaea shall pay directly or reimburse Nominee for any costs not paid directly for all reasonable out-of-pocket legal fees and expenses incurred by Nominee in connection with the defense thereof; provided, however, that Pangaea shall be obligated to pay for only one firm to serve as counsel for all of Pangaea’s nominees for election to the Board of Directors. The foregoing provision for one firm to serve as counsel for all Nominees shall not apply in the event that counsel for any Nominee opines that an individual Nominee has a defense not available to other Nominees and/or the Nominee’s rights may be in conflict with another Nominee. Nominee shall not settle any Claim without the prior written consent of Pangaea, which consent shall not be unreasonably withheld. The prior sentence shall not apply if counsel for Nominee opines that the rights of the Nominee are in conflict with Pangaea, in which case Nominee may settle any such Claim only after written notice to and consultation with Pangaea and good faith consideration of Pangaea’s views and recommendations as to any such settlement. Pangaea shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee, without Nominee’s prior written consent (which consent shall not be unreasonably withheld).

3

(c)            Nominee’s right to indemnification pursuant to this Section 4 shall include the right of Nominee to be advanced by Pangaea any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by Nominee; provided, however, that all amounts advanced in respect of such Expenses shall be promptly repaid to Pangaea by Nominee to the extent it shall ultimately be determined in a final judgment by a court of competent jurisdiction that Nominee is not entitled to be indemnified for or advanced such Expenses. The indemnification and reimbursement arrangements contemplated herein shall only take effect if Nominee is publicly named as a member of the Slate.

(d)            Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations of Pangaea provided by this Agreement will not apply to any event or occurrence (i) prior to the date hereof or subsequent to the conclusion of the Solicitation or such earlier time as Nominee is no longer a member of the Slate, or (ii) relating to or directly or indirectly arising out of Nominee’s service as a director of the Company.

Section 5.          Publicity. From and after the date hereof until the date on which Nominee is elected or appointed to serve as a director, Nominee shall coordinate with Pangaea with respect to Nominee’s public disclosures regarding the Solicitation, including press releases, public announcements and statements or disclosures to the media concerning this Agreement, the Solicitation or any of the matters contemplated hereby by using commercially reasonable efforts to notify Pangaea with respect to any planned media engagements, and to the extent feasible, to coordinate with Pangaea on the text of such disclosures or topics to be discussed in connection with such engagements.

Section 6.          No Agency. Each of Pangaea and Nominee acknowledges that Nominee is not acting as an agent of Pangaea or in a fiduciary capacity with respect to Pangaea and that Nominee is not assuming any duties or obligations to Pangaea other than those expressly set forth in this Agreement. Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency and nothing contained herein shall entitle Nominee to any compensation from Pangaea. Each of Pangaea and Nominee further acknowledges that, should Nominee be elected to the Board of Directors, Nominee will be acting as a director of the Company, on behalf of the Company and all of its stockholders, independent of and not controlled by Pangaea, and all of Nominee’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to his or her fiduciary duties to the Company and its stockholders. Nothing in this Agreement is intended to or shall govern or restrict Nominee’s decisions or conduct as a Company director. Each of Pangaea and Nominee further acknowledges that there is no agreement between or among them regarding the voting or holding of any shares of the Company.

Section 7.          Amendment, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. The parties may not waive or vary any right hereunder except by an express written waiver or variation. Any failure to exercise or any delay in exercising any such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or any other such right. The waiver by one party of any breach of this Agreement by another party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

4

Section 8.          Subrogation. In the event of payment under this Agreement, Pangaea shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Pangaea effectively to bring suit to enforce such rights.

Section 9.          No Duplication of Payments. Pangaea shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder.

Section 10.          Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party,

If to Pangaea, to:

Pangaea Ventures, L.P.

450 Park Avenue, Suite 2700

New York, NY 10022

Attn: Peter DeSorcy

Email: pdesorcy@orteliusinvestments.com

If to Nominee, to:

____________

____________

____________

Attn:

Email:

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 10. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 10.

Section 11.          Termination. This Agreement shall automatically terminate on the earliest to occur of (a) Nominee is not elected as a director of the Company following a Solicitation in which Pangaea nominated (and did not withdraw) candidates for election, (b) Nominee’s election to the Board of Directors and (c) two (2) years from the date hereof; provided, that Pangaea may terminate this Agreement at any time upon written notice to Nominee; provided, further, that Pangaea’s obligations with respect to reimbursement and indemnification to Nominee under Section 4 and Section 15 hereunder, and Nominee’s obligations with respect to indemnification and advancement under Section 4 hereunder, expense reimbursement under Section 15 hereunder and non-disclosure under Section 16 hereunder, shall each remain in full force and effect and survive the termination of this Agreement.

Section 12.          Nominee Acknowledgement. Nominee acknowledges that Pangaea shall be under no obligation to nominate Nominee for election. Nominee acknowledges that Pangaea will rely upon information provided by Nominee for purposes of preparing submissions to the Company, proxy solicitation materials and other public disclosure.

5

Section 13.          Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of New York located in New York County, or in the United States District Court for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 10, such service to become effective ten days after such mailing.

Section 14.          Execution by Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile, PDF, or other electronic means.

Section 15.          Expense Reimbursement. Pangaea hereby agrees to reimburse Nominee for his or her reasonable, documented, out-of-pocket expenses incurred as a result of being a member of the Slate, including, without limitation, reimbursement for reasonable out-of-pocket travel expenses; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that he or she needs to retain legal counsel to represent Nominee in connection with being a member of the Slate (other than in connection with a claim for indemnification, which is addressed in Section 4) he or she will employ counsel selected by Pangaea and reasonably satisfactory to Nominee. Should Nominee be elected to the Board of Directors, other than as expressly set forth herein, Pangaea will not be liable for any expenses or any other liabilities incurred by Nominee during the period following election to the Board of Directors.

Section 16.          Non-Disclosure. Nominee acknowledges and agrees that, unless otherwise authorized by Pangaea, Nominee will hold in strict confidence and will not use nor disclose to third parties information Nominee receives from Pangaea or any of its agents or representatives or information developed by Nominee based upon such information Nominee receives, except for (a) information which was public at the time of disclosure or becomes part of the public domain without disclosure by Nominee, (b) information which Nominee learns from a third party (other than Pangaea or its agents or representatives) which does not have a legal, contractual or fiduciary obligation of confidentiality to Pangaea or its agents or representatives, (c) following Nominee’s election as a director of the Company, information which is necessary for Nominee to disclose in order to comply with Nominee’s duties under applicable law or (d) information which is required to be disclosed by applicable law; provided, that in the event of any required disclosure pursuant to this clause (d), Nominee hereby agrees to use commercially reasonable efforts to notify Pangaea promptly so that Pangaea may seek a protective order or other appropriate remedy or, in Pangaea’s sole discretion, waive compliance with the terms of this Section 16; provided, further, that in the event that no such protective order or other remedy is obtained, or that Pangaea waives compliance with the terms of this Section 16, Nominee further agrees to furnish only that portion of the confidential information which Nominee is advised by counsel is legally required and will cooperate with Pangaea’s efforts, without incurring any monetary expense, to obtain assurance that confidential treatment will be accorded to the confidential information. Except for disclosures pursuant to clauses (c) and (d) above, Nominee further agrees not to (i) make any public statement or any other form of communication relating to the Solicitation without the prior permission of Pangaea and (ii) stand for election through nomination by the Company or any other shareholder of the Company (other than Pangaea), as director of the Company without the prior permission of Pangaea. Nothing in this paragraph shall constrain Nominee’s communications with his or her counsel, or prevent Nominee from disclosing information to his or her counsel.

6

Section 17.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 18.          Headings. The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

Section 19.          Warranty of Authority. Each person executing this Agreement represents and warrants that he or she has full authority to sign this Agreement on behalf of the party for which he or she is acting and that the parties will thereby be fully bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 20.          Remedies. Nominee hereby acknowledges that money damages would be both difficult to calculate and speculative and an insufficient remedy for any breach of Nominee obligations in Sections 2, 3, 4, 5 and/or 16 and that any such breach would cause Pangaea irreparable harm. Accordingly, Nominee also agrees that in the event of any breach or threatened breach of Sections 2, 3, 4, 5 and/or 16 Pangaea, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security or proof of actual damages.

[Signatures on following page]

7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Pangaea Ventures, L.P.

By:	Ortelius Advisors GP I, LLC
Its:	General Partner

By:
Peter DeSorcy, Managing Member

[NOMINEE]

Name:

[Signature Page to Engagement and Indemnification Agreement]

ANNEX I

WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A

PROXY STATEMENT OR SOLICITATION STATEMENT AND TO SERVE AS A DIRECTOR

I, __________________, hereby consent to being named as a nominee for the Board of Directors of Trecora Resources (the “Company”) with any proxy or solicitation statement issued relating to the election of directors of the Company, at any Annual Meeting of Stockholders or otherwise. I hereby certify I will serve as a director of the Company if so elected.

Dated as of: February __, 2022

Name: